Exhibit 99.1
                                 PRESS RELEASE

FOR IMMEDIATE RELEASE:                       CONTACT:

Titanium Metals Corporation                  J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                    Vice President - Finance
Denver, Colorado  80202                      (303) 296-5617

                     TIMET ANNOUNCES SECOND QUARTER RESULTS

     DENVER, COLORADO . . . July 21, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today a net loss of $.08 per share for the quarter ended June 30, 1999. In the second quarter of 1998, TIMET reported net income of $.44 per share.

     Results in 1999 were below those in 1998 principally due to a decline in volume caused by the previously-reported lower demand in both aerospace and industrial markets.

     Sales of $128 million in the second quarter of 1999 were 5% lower than the first quarter of this year principally due to lower volume. The average mill product selling price increased largely due to mix, as over 60% of the decline in mill product volume from the first quarter level was in TIMET's lowest priced product line. TIMET's cost reduction efforts and the changes in product mix both contributed to the improvement in second quarter margins over first quarter levels. The Company reported a modest operating profit for the second quarter.

     J. Landis Martin, Chairman and CEO of TIMET said, "As expected, we reported a net loss in the second quarter. We are focusing on improving our margins through cost reductions, including shifting production to our more cost effective equipment acquired or refurbished as part of our major capital expenditure program, and through increased utilization of our business-enterprise system to help improve our business processes."

     TIMET's backlog at the end of June 1999 was approximately $240 million. Comparable backlog at the end of June 1998 was $400 million.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, global economic conditions, global productive capacity, changes in product pricing, "Year 2000" issues, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

NOTE: A conference call for the investment community will be held at 11:00 A.M., Eastern Time, on Wednesday, July 21, 1999. On the conference call will be
J. Landis Martin, Chairman and Chief Executive Officer, and J. Thomas Montgomery, Jr., Vice President-Finance and Treasurer. Participants can access the call by dialing 1-877-777-1972 (domestically) and 719-447-0008 (internationally). A taped replay of the call will be available until 12:00 P.M., Eastern Time, on August 21, 1999, by dialing 1-800-475-6701 (domestically) and 320-365-3844 (internationally), and using the access code 461984.

                                    oo o o o

                          TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)

                                        Quarter Ended     Six Months Ended
                                          June 30,            June 30,

                                       1998      1999      1998      1999
Net sales                             $190.8    $127.6    $377.9    $261.7
Cost of sales                          147.1     113.6     288.0     235.8
Selling, administrative and             14.2      12.6      28.4      25.4
development costs
Special charge                           6.0       -         6.0       -
Other expense (income)                   (.4)       .4       -          .9

     Operating income (loss)            23.9       1.0      55.5       (.4)
General corporate income                 1.7        .8       2.9       1.7
Interest expense                          .5       1.7        .9       3.0

     Pretax income (loss)               25.1        .1      57.5      (1.7)
Income tax expense (benefit)             8.6       -        19.6       (.6)
Minority interest - Convertible
 Preferred Securities,     net of tax    2.2       2.2       4.4       4.4
Other minority interest                   .5        .4       1.4        .9


     Net income (loss)                $ 13.8    $ (2.5)   $ 32.1    $ (6.4)




     Diluted net income (loss)        $ 16.0    $  (.3)   $ 36.5    $ (2.0)





Earnings (loss) per share:
     Basic                            $  .44    $ (.08)   $ 1.02    $ (.20)
     Diluted                             .44       *         .99       *

Weighted average shares outstanding:
     Common shares                      31.5      31.4      31.5      31.4
     Diluted shares                     36.9      36.8      36.9      36.8

Mill product shipments:
     Volume (metric tons)
                                      3,900     2,800     7,800     5,800
     Average price ($ per kilogram)   $ 34.50   $ 35.00   $ 34.50   $ 34.75

* Assumed conversion of Convertible Preferred Securities is antidilutive to earnings per share.